FOR RELEASE ON: November 9, 2016 at 1601 ET

Exhibit 99.1

CONTACT: Arvind Bobra
Investor Relations
TASER International, Inc.
IR@taser.com

TASER Reports 2016 Third Quarter Results
Record Revenues of $71.9 million, Up 43% Year-Over-Year
Company Announces CFO Transition Plan
Axon Bookings Grew 56% to $57.5 Million

SCOTTSDALE, Ariz., November 9, 2016 − TASER International, Inc. (Nasdaq: TASR), today reported financial results for the third quarter ended September 30, 2016.

“I am simply delighted with the results of our team's extraordinary work this part quarter. We realized strong growth in the period from both our Weapons and Axon businesses, and our Axon bookings remained strong,” commented Rick Smith, TASER CEO and Founder. “Customers value the Axon network we have created, which now connects over half of the major cities in the United States, bringing the criminal justice system online with advanced technology and enhanced transparency. We will continue to grow our existing platform offerings while developing complementary capabilities to extend our leadership position with law enforcement around the world.”

Third Quarter 2016 Financial Highlights:

•	Net sales increased 43% to $71.9 million in the third quarter of 2016 compared to $50.4 million in the third quarter of 2015. International sales were $11.3 million in the third quarter of 2016.

•	TASER Weapons segment revenues increased 34% to $52.9 million in the third quarter of 2016 compared to $39.5 million in the third quarter of 2015.

•	Axon segment revenues increased 75% to $18.9 million in the third quarter of 2016 compared to $10.9 million in the third quarter of 2015.

•	Consolidated gross margin was 65% in the third quarter of 2016 compared to 62% in the third quarter of 2015.

•	TASER Weapons segment gross margin was 72% in third quarter 2016 compared to 69% in the third quarter of 2015.

•
Axon segment gross margins increased to 45% in the third quarter of 2016 compared to 37% in the third quarter of 2015. Axon service margins increased to 81% in the third quarter of 2016 compared to 67% in the third quarter of 2015. Axon hardware product margins (excluding Axon services) decreased to 15% in the third quarter 2016 compared to 25% in the third quarter of 2015.

•
Sales, general and administrative (SG&A) expenses of $28.1 million in the third quarter of 2016 increased $10.3 million, from $17.8 million in the third quarter of 2015. The increase is primarily due to increased headcount, expenses related to international expansion, professional/consulting fees, legal costs, and higher variable compensation.

•
Research and development (R&D) expenses of $7.4 million for the third quarter of 2016 increased $0.8 million when compared to the third quarter of 2015. The increase is primarily related to increased headcount.

•	Income from operations was $11.1 million in the third quarter of 2016 compared to $6.7 million in the third quarter of 2015.

•
Income tax expense in the quarter was $6.8 million for an effective tax rate of 63.9%.  We were adversely affected by losses in foreign entities from which we do not currently expect to receive a tax benefit.  Additionally, we recognized an unfavorable provision to tax return true up relating to our 2015 tax return filed in September of $0.4 million. The combined impact of the foreign entity losses which we do not currently expect to receive a tax benefit from and the return to provision true up is approximately $1.5 million or $0.03 cents per share.

•	Net income for the third quarter of 2016 was $3.8 million, or $0.07 per diluted share, compared to $1.5 million, or $0.03 per diluted share, in the third quarter of 2015.

•	Adjusted EBITDA for the third quarter of 2016 was $13.8 million compared to $9.5 million in the third quarter of 2015.

•
In the third quarter of 2016, the Company generated $11.6 million in cash from operating activities. Cash, cash equivalents and investments were $102.5 million at September 30, 2016, compared to $118.3 million at December 31, 2015. Included in these balances were $6.3 million and $8.5 million in long-term investments as of September 30, 2016 and December 31, 2015, respectively.

Business Highlights:

•
As of the end of the third quarter of 2016, 35 of the 68 U.S. major city law enforcement agencies have purchased TASER's Axon body-worn cameras and/or its digital evidence management solution: Albuquerque, Atlanta, Baltimore, Baltimore County, Charlotte-Mecklenburg, Chicago, Cincinnati, Cleveland, Dallas, Denver, Fort Worth, Fresno, Kansas

City, Los Angeles, Las Vegas, Louisville, Memphis, Mesa, Miami, Milwaukee, Minneapolis, Montgomery County, New Orleans, Omaha, Philadelphia, Pittsburgh, Salt Lake City, San Antonio, San Diego, San Francisco, San Jose, Tampa, Tucson, Washington, DC, and Wichita.

•
Axon platform user count continued to grow, extending the Company's market leadership. During the three months ended September 30, 2016, the Company booked approximately 15,600 seats on its digital evidence management platform, Evidence.com, net of renewals. Since inception, the Company has booked cumulative Evidence.com licenses of approximately 110,600.

CFO Transition

TASER also announced today that following a transition period, CFO Dan Behrendt will be leaving the Company to pursue other opportunities. Mr. Behrendt will remain with TASER in his current capacity through the filing of the Company’s Form 10-K to help ensure an orderly transition of his responsibilities. The Company has commenced a national search for a new Chief Financial Officer.
“Dan has been an integral part of TASER’s success since joining 12 years ago,” said Mr. Smith. “He has brought strong financial leadership to the organization, most notably as we’ve broadened our law enforcement solutions capabilities to include our Axon-branded, cloud-connected device platform. We thank Dan for his many contributions to TASER during his tenure and for the positive impact he has had on our organization.”

Mr. Behrendt commented, “I am grateful for the opportunity to serve as part of the leadership team at TASER, and I am confident that we have built a solid foundation for future growth. We’ve made considerable progress over the last several years, and I’m particularly proud of the finance organization and team we’ve put in place. After more than a decade with TASER and following an orderly transition period, I’ll look forward to pursuing new endeavors.”

Quarterly Conference Call:

The Company will host its third quarter 2016 earnings conference call on Wednesday, November 9, 2016 at 4:30 p.m. ET. To join the live audio presentation, please dial toll free 877-303-9126, or for international callers, please dial +1-253-237-1156. The passcode is 56350705.

The Company has posted supplemental materials including its key operating metrics on its website to provide additional information about our third quarter financial results.

The Company plans to update and post its investor relations presentation to http://investor.taser.com within the next two weeks with the third quarter results. Archived presentations from previous quarters can also be found on the website.

Statistical Definitions:

•	Axon cameras and Evidence.com bookings represent a statistical measure defined as the sales price of orders placed in the relevant time period. Bookings are an indication of the activity the Company is seeing relative to Axon cameras and Evidence.com. We consider bookings to be a statistical measure defined as the sales price of orders (not invoiced sales) placed in the relevant fiscal period, net of cancellations, regardless of when the products or services ultimately will be provided. Some bookings might be invoiced in subsequent years.

Due to municipal government funding rules, certain of the future year amounts included in bookings are subject to budget appropriation or other contract cancellation clauses. Although TASER has entered into contracts for the delivery of products and services in the future and anticipates the contracts will be completed, if agencies invoke a cancellation clause or do not appropriate funds in future year budgets, revenue associated with these bookings will ultimately not be recognized, resulting in a future reduction to bookings. In the third quarter of 2016, there was approximately $107,000 in reversals related to prior period bookings due to non-appropriation or other cancellation reasons.

For more information relative to our revenue recognition policies, please reference our SEC filings.

Non-GAAP Measures:

To supplement the Company’s financial results presented in accordance with GAAP, we present the non-GAAP financial measures of EBITDA, Adjusted EBITDA and Free Cash Flow. Our management uses these non-GAAP financial measures in evaluating the Company’s performance in comparison to prior periods. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance, and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented at the end of the release.

EBITDA is defined as consolidated net income before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA, as presented herein, is defined as EBITDA before certain other items, including: stock-based compensation; net gain/loss on write-down/disposal of property, equipment and intangible assets; and loss on impairment.

Free Cash Flow is defined as cash flows provided by operating activities minus purchases of property, plant and equipment and intangible assets.

Caution on Use of Non-GAAP Measures

Although these non-GAAP financial measures are not consistent with GAAP, management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company’s operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:

•	these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company’s GAAP financial measures;

•	these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company’s GAAP financial measures;

•	these non-GAAP financial measures should not be considered to be superior to the Company’s GAAP financial measures; and

•
these non-GAAP financial measures were not prepared in accordance with GAAP and investors should not assume that the non-GAAP financial measures presented in this earnings release were prepared under a comprehensive set of rules or principles.

Further, these non-GAAP financial measures may be unique to the Company, as they may be different from similarly titled non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company’s results to the results of other companies.

About TASER International, Inc.

TASER International makes communities safer with innovative public safety technologies. Founded in 1993, TASER first transformed law enforcement with its electrical weapons. TASER continues to define smarter policing with its growing suite of technology solutions, including Axon body-worn video cameras and Evidence.com, a secure digital evidence management platform. More than 174,000 lives saved from death or serious injury and countless dollars have been saved with TASER's products and services.

Learn more at www.taser.com and www.axion.io or by calling (800) 978-2737.

TASER® and Axon® are registered trademark of TASER International, Inc., registered in the U.S. All rights reserved. TASER logo, Axon, Axon Body, Axon Body 2, Axon Flex, Axon Interview, Axon Signal, TASER X26, TASER X26P, TASER CAM and TASER X2 are trademarks of TASER International, Inc. All rights are reserved for trademarks of TASER International, Inc.

Note to Investors

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements regarding our expectations, beliefs, intentions or strategies regarding the future. We intend that such forward-looking statements be subject to the safe-harbor provided by the Private Securities Litigation Reform Act of 1995. The forward-looking information is based upon current information and expectations regarding TASER International, Inc. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. TASER International assumes no obligation to update the information contained in this press release, except as required by law.

We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward looking statements herein. Such factors include, but are not limited to: the adverse effect of the United Kingdom's exit from the European Union; market acceptance of our products; our dependence on sales of our TASER X26P and X2 CEWs; our ability to design, introduce and sell new products; delays in development schedules; rapid technological change and competition; product defects; breach of our security measures resulting in unauthorized access to customer data; outages and disruptions relating to our Evidence.com service; budgetary and political constraints of prospects and customers; the length of our sales cycle and our ability to realize benefits from our marketing and selling efforts; our exposure to cancellations of government contracts due to appropriation clauses; changes in civil forfeiture laws; the long-term revenue recognition cycle for our SaaS Evidence.com product; our reliance on third party cloud-based storage providers; litigation risks resulting from alleged product-related injuries and media publicity concerning allegations of deaths occurring after use of the TASER device and the negative impact this publicity could have on sales; the outcome of pending or future litigation; our ability to protect our intellectual property as well as intellectual property infringement claims and relating litigation costs; our successful identification of existing intellectual property rights that might infringe on our developments; competition in foreign countries relating to our inability to protect our patents; risks of governmental regulations, including regulations of our products by the United States Consumer Product Safety Commission, regulation of our products as a "crime control" product by the Federal government, state and local government regulation and foreign regulation and the adverse effects that could result from our products being classified as firearms by the United States Bureau of Alcohol and Firearms; regulatory and political challenges presented by international markets; our compliance with regulations governing the environment, including but not limited to, regulations within the European Union; regulations relating to voice, data and communications services; regulations relating to conflict minerals;  our dependence on third party suppliers for key components of our products; component shortages; rising costs of raw materials and transportation relating to petroleum prices; that we may experience declines in gross margins due to a shift in product sales from conducted electrical weapons to Axon devices; our ability to manage our growth and increase manufacturing production to meet demand; establishment and expansion of our direct and indirect distribution channels; our ability to pursue sales directly with customers; risks relating to acquisitions and joint ventures; goodwill impairment; catastrophic events; quarterly fluctuations in our operating results; the adverse effects on our operations and financial results from foreign currency fluctuations; fluctuations in our effective tax rate; counter-party risks relating to cash balances held in excess of FDIC insurance limits; employee retention risks; volatility in our stock price; and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2015 and Forms 10-Q for the quarters ended March 31, 2016 and June 30, 2016.

Please visit http://investor.taser.com, www.twitter.com/officialtaser, www.twitter.com/axontechnology and www.facebook.com/TASER.International where TASER discloses information from time to time about the company, its financial information, and its business.

For investor relations information please contact Arvind Bobra via email at IR@taser.com.

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TASER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net sales	$71,882	$50,376	$186,168	$141,851
Cost of products sold and services delivered	25,317	19,308	65,402	50,192
Gross margin	46,565	31,068	120,766	91,659
Operating expenses:
Sales, general and administrative	28,121	17,834	77,333	47,842
Research and development	7,358	6,528	20,995	16,992
Total operating expenses	35,479	24,362	98,328	64,834
Income from operations	11,086	6,706	22,438	26,825
Interest income and other (expense) income, net	(455)	(22)	(460)	12
Income before provision for income taxes	10,631	6,684	21,978	26,837
Provision for income taxes	6,788	5,163	11,022	12,008
Net income	$3,843	$1,521	$10,956	$14,829
Net income per common and common equivalent shares:
Basic	$0.07	$0.03	$0.21	$0.28
Diluted	$0.07	$0.03	$0.20	$0.27
Weighted average number of common and common equivalent shares outstanding:
Basic	52,206	53,709	52,791	53,509
Diluted	53,141	54,691	53,656	54,671

TASER INTERNATIONAL, INC.
SEGMENT REPORTING
(Unaudited)
(dollars in thousands)

	Three Months Ended September 30, 2016			Three Months Ended September 30, 2015
	TASER Weapons	Axon	Total	TASER Weapons	Axon	Total

Product sales	$52,938	$10,266	$63,204	$39,520	$7,745	$47,265
Service revenue	—	8,678	8,678	—	3,111	3,111
Net sales	52,938	18,944	71,882	39,520	10,856	50,376
Cost of products sold	14,973	8,691	23,664	12,445	5,829	18,274
Cost of services delivered	—	1,653	1,653	—	1,034	1,034
Gross margin	37,965	8,600	46,565	27,075	3,993	31,068
Sales, general and administrative	16,439	11,682	28,121	11,941	5,893	17,834
Research and development	1,408	5,950	7,358	1,151	5,377	6,528
Income (loss) from operations	$20,118	$(9,032)	$11,086	$13,983	$(7,277)	$6,706

Gross margin %	71.7%	45.4%	64.8%	68.5%	36.8%	61.7%
Operating margin %	38.0%	(47.7)%	15.4%	35.4%	(67.0)%	13.3%

	Nine Months Ended September 30, 2016			Nine Months Ended September 30, 2015
	TASER Weapons	Axon	Total	TASER Weapons	Axon	Total

Product sales	$144,307	$23,438	$167,745	$115,686	$18,177	$133,863
Service revenue	—	18,423	18,423	—	7,988	7,988
Net sales	144,307	41,861	186,168	115,686	26,165	141,851
Cost of products sold	43,998	17,174	61,172	34,805	12,692	47,497
Cost of services delivered	—	4,230	4,230	—	2,695	2,695
Gross margin	100,309	20,457	120,766	80,881	10,778	91,659
Sales, general and administrative	46,395	30,938	77,333	33,469	14,373	47,842
Research and development	3,773	17,222	20,995	3,418	13,574	16,992
Income (loss) from operations	$50,141	$(27,703)	$22,438	$43,994	$(17,169)	$26,825

Gross margin %	69.5%	48.9%	64.9%	69.9%	41.2%	64.6%
Operating margin %	34.7%	(66.2)%	12.1%	38.0%	(65.6)%	18.9%

TASER INTERNATIONAL, INC.
Axon and Evidence.com Bookings by Quarter
(Unaudited)
(in thousands)

	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015

Bookings	$57,491	$72,034	$52,059	$44,668	$36,877

Axon and Evidence.com Future Contracted Revenue
(Unaudited)
(in thousands)

	September 30, 2016	June 30, 2016
Cumulative bookings, net of cancellations	$392,070	$334,579
Cumulative Axon & Evidence.com recognized revenue	(90,047)	(71,799)
Future contracted revenue	$302,023	$262,780

Axon and Evidence.com future contracted revenue represent a statistical measure defined as cumulative bookings for Axon and Evidence.com minus cumulative recognized revenue related solely to Axon and Evidence.com. Future contracted revenues are an indication of momentum of longer-term contracts being signed and the expectations of future revenues in the Axon segment. Cumulative Axon & Evidence.com recognized revenue is presented as the Axon segment revenues exclusive of TASER Cam recorder revenues.

TASER INTERNATIONAL, INC.
UNIT SALES STATISTICS
(Unaudited)
Units in whole number

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016	2015	Unit Change	Percent Change	2016	2015	Unit Change	Percent Change

TASER X26P	23,259	13,659	9,600	70.3%	58,385	45,946	12,439	27.1%
TASER X2	12,481	8,036	4,445	55.3	34,697	25,510	9,187	36.0
TASER X26	365	818	(453)	(55.4)	1,886	4,341	(2,455)	(56.6)
TASER Pulse and Bolt	1,936	1,801	135	7.5	6,522	5,785	737	12.7
Cartridges	544,671	435,237	109,434	25.1	1,424,656	1,189,118	235,538	19.8
Axon Flex	4,961	6,759	(1,798)	(26.6)	11,026	15,921	(4,895)	(30.7)
Axon Body	25,093	4,778	20,315	425.2	40,977	15,381	25,596	166.4
E-Dock	6,432	2,075	4,357	210.0	11,236	5,554	5,682	102.3
TASER Cam	1,323	2,887	(1,564)	(54.2)	6,460	8,993	(2,533)	(28.2)

TASER INTERNATIONAL, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
Dollars in thousands

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net income	$3,843	$1,521	$10,956	$14,829
Depreciation and amortization	901	948	2,744	2,310
Interest expense, net	—	8	10	9
Provision for income taxes	6,788	5,163	11,022	12,008
EBITDA	$11,532	$7,640	$24,732	$29,156

Adjustments:
Stock-based compensation expense	$2,216	$1,863	$6,742	$5,086
Net loss on disposal of property, equipment and intangible assets, net	64	38	61	203
Adjusted EBITDA	$13,812	$9,541	$31,535	$34,445
Adjusted EBITDA as a percentage of net sales	19.2%	18.9%	16.9%	24.3%

Composition of stock-based compensation:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Cost of products sold and services delivered	$77	$118	$247	$276
Sales, general and administrative	1,348	1,123	4,197	2,982
Research and development	791	622	2,298	1,828
	$2,216	$1,863	$6,742	$5,086

TASER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$50,600	$59,526
Short-term investments	45,620	50,254
Accounts and notes receivable, net	32,858	27,701
Inventory, net	25,503	15,763
Prepaid expenses and other current assets	13,867	8,165
Total current assets	168,448	161,409

Property and equipment, net	22,976	21,848
Deferred income tax assets, net	16,753	13,719
Intangible assets, net	7,116	7,588
Goodwill	8,885	9,596
Long-term investments	6,260	8,525
Other assets	21,762	7,196
Total assets	$252,200	$229,881

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$8,982	$7,333
Accrued liabilities	16,086	8,643
Current portion of deferred revenue	41,284	20,851
Customer deposits	1,367	1,226
Current portion of debt and capital lease payable	51	87
Total current liabilities	67,770	38,140

Deferred revenue, net of current portion	35,968	30,190
Liability for unrecognized tax benefits	1,332	1,315
Long-term deferred compensation	3,111	2,199
Long-term contingent consideration	—	952
Other long-term liabilities	2,691	81
Total liabilities	110,872	72,877

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	184,937	178,143
Treasury stock	(155,947)	(122,201)
Retained earnings	111,934	100,978
Accumulated other comprehensive income	403	83
Total stockholders’ equity	141,328	157,004
Total liabilities and stockholders’ equity	$252,200	$229,881

TASER INTERNATIONAL, INC.
SELECTED CASH FLOW INFORMATION
(Unaudited)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net income	$3,843	$1,521	$10,956	$14,829
Depreciation and amortization	901	948	2,744	2,310
Stock-based compensation	2,216	1,863	6,742	5,086
Net cash provided by operating activities	11,623	19,345	21,959	30,314
Net cash provided by (used in) investing activities	639	(6,097)	2,285	(33,293)
Net cash provided by (used in) financing activities	719	(7,704)	(33,801)	429
Cash and cash equivalents, end of period	50,600	45,887	50,600	45,887

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net cash provided by operating activities	$11,623	$19,345	$21,959	$30,314
Purchases of property and equipment	(1,371)	(2,069)	(3,335)	(3,839)
Purchases of intangible assets	(154)	(201)	(339)	(402)
Purchase of property and equipment and intangible assets in connection with business acquisition	—	(3,005)	—	(12,804)
Free cash flow, a non-GAAP measure	$10,098	$14,070	$18,285	$13,269

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